Exhibit 5.1

February 12, 2008

Board of Directors

RadiSys Corporation

5445 NE Dawson Creek Road

Hillsboro, OR 97124

We have been requested by RadiSys Corporation, an Oregon corporation (the “Company”), to deliver this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-146977) (the “Registration Statement”) filed by the Company on October 29, 2007 under the Securities Act of 1933 and declared effective by the Securities and Exchange Commission on November 7, 2007. The Company has provided us with a prospectus and prospectus supplement (together, the “Prospectus”), which form part of the Registration Statement. The Registration Statement, including the Prospectus, provides for the registration by the Company of:

(i)	$55,000,000 aggregate principal amount of the Company’s 2.75% Convertible Senior Notes due 2013 (the “Notes”); and

(ii)	shares of common stock of the Company issuable upon conversion of the Notes (the “Shares”).

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion, including, but not limited to, the Base Indenture dated February 12, 2008 between the Company and The Bank of New York Trust Company, N.A., as trustee and the Supplemental Indenture dated February 12, 2008 between the Company and The Bank of New York Trust Company, N.A., as trustee (together, the “Indenture”).

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock will be authorized and available for issuance.

Board of Directors

RadiSys Corporation

February 12, 2008

Our opinion herein is expressed solely with respect to the Oregon Business Corporation Act. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

(1)	The Company is a corporation existing under the laws of the State of Oregon;

(2)	The Indenture has been duly authorized;

(3)	The Notes have been duly authorized and, when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued; and

(4)	The Shares have been duly authorized and, when issued in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, the Indenture and the Notes, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ STOEL RIVES LLP
STOEL RIVES LLP